FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                         FILE NUMBER 333-82773


         SECOND PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 27, 1999

                        1,512,514 Shares of Common Stock

                                  GO2NET, INC.

         This Second Prospectus Supplement ("the Second Prospectus Supplement") supplements the Prospectus dated July 27, 1999 and the First Prospectus Supplement dated September 28, 1999 of Go2Net, Inc. relating to the public offering, which is not being underwritten, and sale of up to 1,512,514 shares of common stock, par value $.01 per share of Go2Net, which may be offered and sold from time to time by the selling shareholders of Go2Net identified in the Prospectus or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. Go2Net will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by Go2Net in connection with Go2Net's acquisition of:

o Haggle Online, Inc. a Delaware corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net;

o USA Online, Inc., a New Jersey corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net;

o IQC, Corporation, a California corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net; and

o Authorize.Net Corporation, a Utah corporation, pursuant to a merger with and into a wholly owned subsidiary of Go2Net.

         The "Selling Shareholders" section beginning on page 16 of the Prospectus is hereby supplemented to reflect the transfers made after the date of the Prospectus by: Christian Lovejoy to The Church of Jesus Christ of Latter Day Saints, Donation-in-kind Office in the amount of 400 shares, and Doug Salot to The Doug Salot Charitable Remainder Unitrust in the amount of 7,000 shares. This Second Prospectus Supplement should be read in conjunction with the Prospectus and the First Prospectus Supplement, and is qualified by reference to the Prospectus and the First Prospectus Supplement, except to the extent that the information herein contained supercedes the information contained in the Prospectus and the First Prospectus Supplement.

        The Date of this Second Prospectus Supplement is October 15, 1999

                              SELLING SHAREHOLDERS

         On October 4, 1999, of the Shares beneficially owned by Christian Lovejoy reflected in the Prospectus, 400 of which were transferred to The Church of Jesus Christ of Latter Day Saints, Donation-in-kind Office.

         On October 7, 1999, of the Shares beneficially owned by Doug Salot reflected in the Prospectus, 7,000 of which were transferred to The Doug Salot Charitable Remainder Unitrust.

         The table of Selling Shareholders in the Prospectus is hereby amended to reflect such transfers and supplemented to specifically include Shares received in such transfers.